Simmons Associates, Ltd.

ATTORNEYS & COUNSELORS AT LAW

56 Pine Street  Providence, RI 02903

Telephone 401.272.5800 Telecopier 401.272.5858

www.simmonsltd.com

August 15, 2018

Board of Directors

UMBRA Technologies (US), Inc. 4301 West Orion Avenue· Tempe, Arizona, 85283

Gentlemen:

We have acted, at your request, as special counsel to UMBRA Technologies (US), Inc., a Delaware corporation, ("UMBRA") for the purpose of rendering an opinion as to the legality of 1,000,000 shares of UMBRA common stock, par value $0.0001 per share to be offered and distributed by UMBRA (the "Shares"), pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by UMBRA with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares ("Offering Statement").

For the purpose of rendering our opinion herein, while we are not licensed to practice in the State of Delaware, II have reviewed statutes of the State of Delaware, to the extent we deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of UMBRA and all amendments thereto, the By-Laws of UMBRA, selected proceedings of the board of directors of UMBRA authorizing the issuance of the Shares, certificates of officers of UMBRA, and such other documents of UMBRA and of public officials as we have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of UMBRA, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is our opinion that the Shares are duly authorized and when, as and if issued and delivered by UMBRA against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

UMBRA Technologies (US), Inc. August 15, 2018

Page Two

We have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Delaware corporation law; and, we do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than, as specified herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption "Legal Matters" in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Simmons Associates

Simmons Associates, Ltd.

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